FOR IMMEDIATE RELEASE

JARDINE FLEMING INDIA FUND ANNOUNCEMENT

NEW YORK, February 7, 2003--The Board of the Jardine Fleming India Fund (the "Fund") has given considerable thought to the future of the Fund and has evaluated various options. One option is embodied in the proposal the Board has received from an institutional shareholder recommending the termination of the Fund's current investment advisory contract; another is the liquidation of the Fund.

The Board believes that liquidation is not the best option for the Fund at this time. In reaching this conclusion the Board notes that current pending litigation in the Indian courts between an Indian public interest group and the Indian government with respect to the tax status of offshore investors relying upon the India-Mauritius tax treaty, like the Fund, may be resolved in the near future. While this matter remains unresolved, if the Fund were to liquidate, it could be required to retain a very significant amount from liquidation proceeds, pending the outcome of tax-related matters in India; furthermore, the Fund might be required to retain additional amounts to cover interest and penalties, which are difficult to determine, since penalties are discretionary. Penalties and interest could, however, require the amount that might be required to be retained to be substantial. The Board is aware that the tax-related litigation is moving rapidly and will continue to monitor the situation, particularly in respect of any outcome of the proceedings. The Board also notes that the fundamentals of the Indian economy are presently encouraging, and that many of the traditional means of valuing the Indian market are now at more attractive levels than at the time of the launch of the Fund.

Taking these factors into account, the Board has solicited a proposal from, met with and is in final stages of negotiations with a new investment manager with considerable experience in the Indian stock market and a favorable track record in managing a similar Indian investment fund. The proposed contract, once formally approved by the full Board, will be submitted to shareholders for their approval at the Fund's annual meeting on May 8, 2003.

If a new investment management contract is approved by the Fund's shareholders, the Board proposes to review all contracts with the Fund's service providers to reduce the Fund's expenses to lower and more acceptable levels.

The Fund's investment adviser, JF International Management Inc. ("JFIMI"), has provided the Fund with notice of JFIMI's decision to terminate the investment advisory agreement between the Fund and JFIMI, effective May 8, 2003. Mr. A Douglas Eu, a director and president of the Fund, has also announced his decision to resign as a director and president, also effective May 8, 2003. Mr. Eu stated that his decision to resign these posts was based on JFIMI's decision to terminate its role as investment advisor to the Fund; Mr. Eu is a director and chief operations officer of JFIMI and is employed by JFIMI's parent company.

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The Jardine Fleming India Fund, Inc. is a closed-end, non-diversified management investment company seeking capital appreciation by investing primarily in equity securities of Indian companies.

Contact: Julian Reid, Chairman
Tel: 44 20 7233 1333
E-Mail julianreid@btopenworld.com

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